EXHIBIT 99.1

Selective Insurance Group, Inc.
40 Wantage Avenue Branchville, New Jersey 07890 www.selective.com

For release at 4:15 p.m. (ET) on July 25, 2012
Investor Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com

Media Contact: Gail Petersen
973-948-1307, gail.petersen@selective.com

Selective Insurance Group Reports
Second Quarter 2012 Earnings

Branchville, NJ – July 25, 2012 – Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported its financial results for the second quarter ended June 30, 2012.  Net income and operating income1 per diluted share were $0.01.

“The industry experienced heavy catastrophe losses due to wind, hail, thunderstorms and tornadoes in the second quarter,” said Chairman, President and Chief Executive Officer Gregory E. Murphy.  “Selective’s catastrophe losses for the quarter were $30 million or 7.7 points on a statutory combined ratio of 106.2%.  A ‘derecho’ at the end of June combined with an April event accounted for more than 85% of our total catastrophe losses.

“To a lesser extent, our quarter was also impacted by lower investment income of $26 million, after tax, which was due to lower than expected alternative investment results and the continuing pressure from the low interest rate environment,” said Murphy.

“We had a solid quarter in commercial lines with net premiums written up 15% over second quarter 2011 including renewal pure price increases of 6.5% – our thirteenth consecutive quarter of positive standard commercial lines renewal pricing,” continued Murphy.  “Retention was strong at 82% for standard commercial lines.  Our ability to push price while maintaining strong retention levels is a testament to both our granular pricing strategy and our superior agency relationships.

“Our personal lines operations net premiums written grew 8%,” said Murphy.  “Our filed rate increases effective in the quarter averaged 5.6% and retention was 87%, slightly higher than second quarter 2011.  So far this year, we’ve implemented 32 rate increases and will be taking 21 more by year end.

“Although we believe that commercial lines conditions continued to moderately improve during the quarter, the market certainly is not hard by any standard, and conditions are changing constantly.  We are holding the line on our pricing strategy,” continued Murphy.

“We are well-positioned to manage the market with our sophisticated underwriting and pricing tools along with our agency partners.”

Selective’s second quarter 2012 highlights compared to second quarter 2011:

-	Net income was $0.3 million, or $0.01 per diluted share, compared to $1.5 million, or $0.03 per diluted share;
-	Operating income1 was $0.2 million, or $0.01 per diluted share, compared to $0.1 million, or $0.00 per diluted share;
-	Combined ratio: GAAP: 106.9% compared to 109.6%; Statutory: 106.2% compared to 109.5%;
-	Total net premiums written (NPW) were up 14% to $425.6 million:
o	Commercial Lines NPW were up 15% to $348.8 million, including $28.3 million from excess and surplus (E&S) lines;
o	Personal Lines NPW were up 8% to $76.8 million;
-	Catastrophe losses were $30.2 million, pre-tax, compared to $38.1 million;
-	Favorable prior year statutory reserve development on our casualty lines totaled $5 million, pre-tax, in both periods;
-	Net investment income, after tax, decreased 13% to $25.7 million; and
-	Total revenue was $428.9 million compared to $399.6 million.

Selective’s six months ended June 30, 2012 highlights compared to the first six months of 2011:

-	Net income was $18.4 million, or $0.33 per diluted share, compared to $22.0 million, or $0.40 per diluted share;
-	Operating income1 was $15.4 million, or $0.28 per diluted share, compared to $16.8 million, or $0.31 per diluted share;
-	Combined ratio: GAAP: 103.7% compared to 106.6%; Statutory: 102.7% compared to 106.1%;
-	Total NPW were up 15% to $845.7 million:
o	Commercial Lines NPW were up 17% to $703.4 million, including $54.1 million from E&S lines;
o	Personal Lines NPW were up 7% to $142.4 million;
-	Catastrophe losses were $37.1 million, pre-tax, versus $44.9 million;
-	Favorable prior year statutory reserve development on our casualty lines totaled $8 million pre-tax versus $9 million;
-	Net investment income, after tax, decreased 18% to $50.5 million; and
-	Total revenue was $848.3 million compared to $803.0 million.

Balance Sheet and Guidance
At June 30, 2012, Selective’s assets were $5.7 billion.  Selective’s investment portfolio was $4.2 billion.  Stockholders’ equity was $1.1 billion, and book value per share decreased slightly in the quarter to $19.75.  Statutory surplus was $1.1 billion.

Selective’s Board of Directors declared a $0.13 per share quarterly cash dividend on common stock payable September 4, 2012 to stockholders of record as of August 15, 2012.

Selective expects to generate overall full-year statutory and GAAP combined ratios between 102% and 103%, which include a catastrophe loss assumption of approximately 3.5 points for the full year.  These combined ratios do not include any assumptions for additional reserve development, favorable or unfavorable.  Weighted average shares at year-end 2012 are expected to be 55.6 million.  Investment income for 2012 is expected to be $100 to $105 million after tax.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investor Relations’ page of Selective’s public website at www.selective.com.  Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on July 26, 2012 at www.selective.com. The webcast will be available for rebroadcast until the close of business on August 24, 2012.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. is a holding company for eight property and casualty insurance companies rated “A” (Excellent) by A.M. Best.  Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program.  Selective maintains a website at www.selective.com.

Forward-Looking Statements
In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA").  The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements.  These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely” or “continue” or other comparable terminology.  These statements are only predictions, and we can give no assurance that such expectations will prove to be correct.  We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:
•	difficult conditions in global capital markets and the economy;
•	deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;
•	ratings downgrades could affect investment values and therefore statutory surplus;
•	the adequacy of our loss reserves and loss expense reserves;

•
the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods and fires;

•	adverse market, governmental, regulatory, legal or judicial conditions or actions;
•	the concentration of our business in the Eastern Region;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•
changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	recent federal financial regulatory reform provisions that could pose certain risks to our operations;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s and Fitch;
•	our entry into new markets and businesses; and
•
other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive.  We operate in a continually changing business environment, and new risk factors emerge from time-to-time.  We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investor Relations’ section of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

1Operating income differs from net income by the exclusion of realized gains or losses on investments. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, these investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings, could distort the analysis of trends. Operating income is not intended as a substitute for net income prepared in accordance with U.S. generally accepted accounting principles (GAAP). A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures
(in thousands, except per share data)
3 months ended June 30:	2012	20111
Net premiums written	$425,563	374,503
Net premiums earned	392,212	355,580
Net investment income earned	34,006	39,345
Net realized gains	178	2,146
Total revenues	428,907	399,570

Operating income	172	72
Capital gains, net of tax	116	1,395
Net income	$288	1,467

Statutory combined ratio	106.2%	109.5%
Statutory combined ratio, excluding catastrophe losses	98.5%	98.8%
GAAP combined ratio	106.9%	109.6%

Operating income per diluted share	$0.01	0.00
Net income per diluted share	0.01	0.03
Weighted average diluted shares	55,681	55,135
Book value per share	$19.75	19.31

6 months ended June 30:	2012	20111
Net premiums written	$845,735	736,338
Net premiums earned	771,041	706,923
Net investment income earned	66,634	82,818
Net realized gains	4,536	7,906
Total revenues	848,255	803,026

Operating income	15,432	16,828
Capital gains, net of tax	2,949	5,139
Net income	$18,381	21,967

Statutory combined ratio	102.7%	106.1%
Statutory combined ratio, excluding catastrophe losses	97.9%	99.7%
GAAP combined ratio	103.7%	106.6%

Operating income per diluted share	$0.28	0.31
Net income per diluted share	0.33	0.40
Weighted average diluted shares	55,642	55,092
Book value per share	$19.75	19.31

1	Prior year data has been restated to reflect the adoption of ASU 2010-26, “Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts.”

*All amounts included in this release exclude intercompany transactions.